WESTWOOD HOLDINGS GROUP, INC.
MUTUAL FUND SHARE INCENTIVE AGREEMENT
This AGREEMENT is made as of the ____ day of ______________ 2017, by and between WESTWOOD HOLDINGS GROUP, INC. (the “Company” and, together with its subsidiaries, “WHG”), and MARK FREEMAN (“Participant”), pursuant to the Westwood Holdings Group, Inc. Stock Incentive Plan (the “Plan”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them under the Plan.
WHEREAS, Participant is a valued WHG employee engaged in WHG’s mutual fund management business, in connection with the Westwood Income Opportunity Fund - Institutional Share Class (WHGIX) (the “Fund”); and
WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Committee”) desires to provide Participant with an opportunity to earn incentive compensation for 2017 based upon the performance of the Fund for that year.
NOW, THEREFORE, the Company and Participant hereby agree as follows:
1.    Grant of Incentive Opportunity. The Company hereby grants to Participant the opportunity to earn an incentive compensation award under the Plan for the twelve-month period beginning January 1, 2017 and ending December 31, 2017 (the “Performance Period”), in an amount and upon the terms and conditions set forth in this Agreement. This opportunity is intended to be a Performance-Based Award under the Plan and the terms and conditions of this Agreement will be construed and applied accordingly.
2.    Performance Rating. The Morningstar rating assigned to the Fund for the Performance Period shall be the Overall Rating reflecting Fund performance through December 31 of the Performance Period (the “Morningstar Rating”) as published by Morningstar on or about the third business day following the end of the Performance Period. Similarly, the Morningstar

Risk Rating assigned to the Fund for the Performance Period shall be the 3-Year Risk Rating reflecting Fund performance through December 31 of the Performance Period (the “Morningstar Risk Rating”) as published by Morningstar on or about the third business day following the end of the Performance Period.
3.    Amount.
(a)    General. The amount, if any, of the incentive compensation that may be earned by Participant under this Agreement (the “Performance Bonus”) shall be equal to $500,000 (the “Target Bonus Amount”) multiplied by the Applicable Percentage, determined in accordance with the following table based upon the Morningstar Rating assigned to the Fund for the Performance Period. In the event the Fund is classified by Morningstar in the Allocation-50-70% Equity, as reported by Morningstar at the end of the Performance Period, and the Fund’s Morningstar Risk Rating for the Performance Period is “Average”, “Below Average” or “Low”, then the Performance Bonus shall be equal to the Target Bonus Amount multiplied by the Alternate Percentage, determined in accordance with the following table based upon the Morningstar Rating assigned to the Fund for the Performance Period. In all other cases, the Applicable Percentage will apply.

Morningstar Rating	Applicable Percentage	Alternate Percentage
5 Stars	200%	200%
4 Stars	100%	200%
3 Stars	0%	100%
Other than as set forth above, no Performance Bonus will be awarded under this Agreement if the Morningstar Rating of the Fund is less than 4 stars. The amount of the Performance Bonus, if any, earned by Participant under this Agreement will be determined by the Committee and communicated to Participant promptly after the applicable Morningstar Rating, Morningstar Risk Rating, and Morningstar Category is published at the end of the Performance Period.
(b)    Termination of Employment During Performance Period. Unless otherwise specified in this subparagraph, no Performance Bonus will be earned and payable under this Agreement if Participant’s employment terminates before the end of the Performance Period. Notwithstanding the foregoing, if the Participant’s employment terminates during the Performance Period by reason of the Participant’s death or Disability, then the deceased Participant’s Beneficiary or the Participant, as the case may be, will be entitled to receive an amount equal to the product of (1) the Performance Bonus that would have been earned for the Performance Period if the Participant’s employment had continued, multiplied by (2) the percentage of the Performance Period elapsed as of the date of the Participant’s termination of employment (or such greater percentage not to exceed 100% as the Committee, acting in its sole discretion, may determine). The amount, if any, payable to the Beneficiary (or the disabled Participant, as the case may be) will be determined promptly after the applicable Morningstar Rating and Morningstar Category is published as set forth above and will be paid to the Beneficiary (or the disabled Participant) as soon as practicable (but not more than 30 days) after such determination is made.
4.    Account. As soon as practicable after the determination that the award is payable (but not more than 15 business days after the end of the Performance Period), the amount of such Performance Bonus will be credited to a bookkeeping account established by the Company in Participant’s name (the “Account”). The Committee will formally approve the award at the next Committee meeting following the funding of the Account. The amount credited to Participant’s Account will be converted on a notional basis into a number of shares of the Fund (the “Fund Shares”) equal to the Performance Bonus amount divided by the net closing value of a Fund share on the date the Performance Bonus amount is credited to the Account. The value of Participant’s Account will be adjusted (up or down) to reflect changes in the net value of the Fund Shares credited to the Account. If and when distributions are paid by the Fund with respect to its shares, the Company will credit Participant’s Account with additional Fund shares having a value equal to the amount of the distributions that would have been payable if the shares credited to the Account were issued and outstanding. Participant will receive or have access to monthly statements of the Account. Neither the Company nor the Committee nor any other person acting for or on behalf of the Company or the Committee shall have any responsibility for the investment performance of the Fund Shares in which Participant’s Account is notionally invested, and shall have no liability to Participant or any other person with respect to any other matters relating to the notional investment of the Account.
5.    Vesting in Account.
(a)    General. Participant’s right to receive payment of the Account will become vested (, subject to Participant’s continuous employment with WHG, in accordance with the following schedule:
Stated Vesting Date                Percentage of Shares Vested
December 31, 2018                    50%
December 31, 2019                    50%

If Participant’s employment with WHG terminates before the vesting date set forth above (the “Stated Vesting Date”) (or before an Accelerated Vesting Date, as described below), the Participant will forfeit the entire Account balance and will have no further rights under or in respect of this Agreement, except where vesting terms that are more favorable to the Participant are specified elsewhere in this Agreement, in the employment agreement between Westwood Holdings Group, Inc. and Participant effective January 1, 2017, or as determined by the Committee (in its sole discretion), the vesting terms most favorable to the Participant shall control.
(b)    Termination Due to Death or Disability. If Participant’s employment with WHG terminates before the Stated Vesting Date by reason of Participant’s death, then, at the time of such termination (the “Accelerated Vesting Date”), Participant’s Account will become fully vested and non-forfeitable. If the Participant’s employment with WHG is terminated before the Stated Vesting Date by reason of Participant’s Disability, then the Committee, acting in its discretion, may determine that some or all of the disabled Participant’s Account will become vested and payable (as opposed to being forfeited) and, to the extent vesting is so accelerated, the date of the Participant’s termination of employment will be deemed to be an Accelerated Vesting Date for the purposes hereof. Any determination to accelerate vesting of the disabled Participant’s Account will be made as soon as practicable (but not more than 60 days) after the date the Participant’s employment is terminated.
6.    Change in Control. If a Change in Control occurs before the Stated Vesting Date (or an Accelerated Vesting Date), Participant’s Account shall be subject to the vesting conditions set forth in Section 5(e) of the employment agreement between Westwood Holdings Group, Inc. and Participant effective January 1, 2017.
7.    Distribution of Vested Account. If Participant’s Account becomes vested in accordance with this Agreement, the amount credited to Participant’s vested Account will be payable to Participant (or Participant’s Beneficiary, as the case may be) on or as soon as practicable (but not more than 30 days) after the vesting date. Unless the Committee determines otherwise, Participant’s vested Account will be paid in the form of shares of the Fund (equal in number to the number of shares credited to the Account at the end of the day immediately preceding the distribution date. Such shares may be transferred by the Company to a Westwood Trust account owned by Participant (or Participant’s Beneficiary). The Committee may direct that all or part of the amount of Participant’s vested Account be distributed in the form of cash or other property. Any distribution or payment made in settlement of Participant’s Account will be subject to the satisfaction of applicable tax withholding requirements. If and to the extent the Account is settled in the form of Fund shares, the Committee may withhold Fund shares having a net share value sufficient to cover all or part of the tax withholding obligation. The Committee may also cause the tax withholding obligation to be satisfied in whole or in part from salary and/or incentive compensation otherwise payable to Participant outside of this Agreement.
8.    Funding. The Company may purchase shares of the Fund corresponding to the Fund shares that are notionally credited to Participant’s Account in order to enable the Company to fund its obligations under this Agreement. Any such shares will be owned by and held in the name of the Company, and neither Participant or Participant’s Beneficiary (or any other person claiming through or under Participant or Participant’s Beneficiary) shall have any legal or equitable ownership interest in, or lien on, such shares or any other assets of the Company that may be set aside or earmarked for the satisfaction of the Company’s obligations under this Agreement. If the Company elects to maintain a separate fund or makes specific investments to fund its obligations under this Agreement, the Company reserves the right, in its sole discretion, to terminate such method of funding at any time, in whole or in part. Nothing contained herein and no action taken by the Company pursuant to the provisions hereof shall be deemed to create a trust of any kind or a fiduciary relationship between Participant or Participant’s Beneficiary (or other interested person) and the Company or the Committee (or any of its or their affiliates, agents or employees), or require the Company to maintain or set aside any specific funds for the purpose of paying any amounts that may become payable hereunder. Any amount payable to a Participant or Beneficiary pursuant to the Plan shall be paid from the general assets of the Company. Nothing contained herein and no action taken by the Company pursuant to the provisions hereof shall be deemed to create a trust of any kind or a fiduciary relationship between any Participant or Beneficiary (or other interested person) and the Company or the Committee (or any of its or their affiliates, agents or employees), or require the Company to maintain or set aside any specific funds for the purpose of paying any amounts that may become payable hereunder. To the extent that a Participant or Beneficiary acquires any rights to receive payments under the Plan, such rights shall be no greater than the rights of any unsecured general creditor of the Company. If and to the extent that Participant or Participant’s Beneficiary has the right to receive payments under this Agreement in settlement of Participant’s vested Account, such right shall be that of a general unsecured creditor of the Company, it being understood that the Company’s obligations hereunder are unfunded and unsecured for purposes of applicable law.
9.    Miscellaneous.
(a)    This Agreement supersedes any prior agreement or understanding, written or oral, with respect to the subject matter, except the employment agreement between Westwood Holdings Group, Inc. and Participant effective January 1, 2017.  This Agreement  may be amended only by written agreement signed by both parties.
(b)    No right or interest of Participant (or Participant’s Beneficiary) under this Agreement may be assigned, alienated, pledged, hypothecated or otherwise transferred by Participant (or Participant’s Beneficiary), and any attempt to do so shall be null and void.
(c)    Nothing contained in this Agreement shall be deemed to constitute a contract of employment between Participant and any member of WHG, or to give Participant any right to be retained in the employ or other service of any member of WHG, or to interfere with the right of any member of WHG to terminate or modify the terms of Participant’s employment. Similarly, nothing contained in this Agreement shall give Participant any right to receive future awards of incentive compensation, whether under the Plan or otherwise.
(d)    The bonus opportunity covered by this Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986 pursuant to the “short-term deferral” exemption set forth in Treasury Regulation §1.409A-1(b)(4). This Agreement will be administered, interpreted and applied accordingly. Notwithstanding the foregoing, Participant will be solely responsible for satisfying any tax obligations, including any related penalty and interest assessments, resulting from the compensation, if any, earned by Participant hereunder.
(e)    Except as otherwise preempted by the laws of the United States, this Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to its conflict of law provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
WESTWOOD HOLDINGS GROUP, INC.

By:
Brian O. Casey
President and Chief Executive Officer

PARTICIPANT:

By:
Mark Freeman
Executive Vice President, Chief Investment Officer

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